Exhibit 10.12

18 October 2000

THE SCOTTISH PROVIDENT INSTITUTION

SYNAXIA NETWORKS LIMITED

LEASE

of premises at

Queensgate House Waterside Park

Bracknell Berkshire

We hereby certify this to be a true copy of the original.

FRESHFIELDS BRUCKHAUS DERINGER

Insurers’ requirements	19
Notify damage by Insured Risks	20
Prevent encroachments	20
Alienation	20
Underletting	22
Register devolutions	25
Compensation	25
Defective premises	26
Indemnify Landlord	26
Costs	26
Value Added Tax	27
Comply with title matters	27
Notify matters affecting Guarantor’s covenants	27
Use of common areas	28
Refuse regulation	28
Regulations	28

THE FOURTH SCHEDULE	28
Landlord’s Covenants	28
Quiet enjoyment	28
Insurance	28
Repair of Services	29
Repair of Estate Road	29
Repair of Landscaped Areas and Car Parks	30

THE FIFTH SCHEDULE	30

Provisos Agreements and Declarations	30
Forfeiture	30
Notices	31
Determination on destruction	32
Landlord to have insurance moneys on frustration	32
Double insurances	32
Interest on unpaid rents and other moneys	32
Non-acquisition of easements	33
Refusal of rent when breach exists	33
Tenant’s covenants fully enforceable	33
Warranty disclaimer	33
Exclusion of liability	33
Enforcement of Landlord’s covenants	34
Compensation exclusion	34
Common areas	34
Modification of Regulations	34
Disputes with Adjoining Owners	35
Requirement for Notice of Want of Repair	35
Severability	35
Governing Law and Jurisdiction	35

Contracts (Rights of Third Parties) Act 1999	35

THE SIXTH SCHEDULE	36

Regulations	36

THIS LEASE is made on 18th October 2000

BETWEEN

THE SCOTTISH PROVIDENT INSTITUTION whose head office is at P.O. Box 58 6 St. Andrew Square Edinburgh EH2 2YA (the Landlord);

SYNAXIA NETWORKS LIMITED (registered number 3516646) whose registered office is at 6 Saint Andrew Street London EC4A 3LX (the Tenant).

NOW THIS DEED WITNESSES as follows:

INTERPRETATION

Definitions

1.1 In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

Authorised Guarantee Agreement means an authorised guarantee agreement with respect to the performance by an assignee of the tenant’s covenants in this Lease to be entered into by the Tenant pursuant to paragraph 22.6 of the Third Schedule such agreement to be in accordance with the provisions of section 16 of the Landlord and Tenant (Covenants) Act 1995 and subject thereto to be in such terms as the Landlord may reasonably require;

Base Rate means the base rate of Bank of Scotland from time to time ruling or if the same shall become incapable of determination such reasonable rate of interest as the Landlord may from time to time specify in substitution therefor;

Basic Rent means the clear yearly rent of Three hundred and thirty two thousand and five hundred pounds (£332,500) as increased from time to time pursuant to the Second Schedule;

COM Regulations means the Construction (Design and Management) Regulations 1994;

Car Parks means the areas shown coloured pink on the Plan;

Conducting Media means sewers drains gutters rain water pipes watercourses telecommunications water gas electric mains and other pipes wires cables ducts and any other conducting media of whatsoever nature;

Demised Premises means the land and premises more particularly described in Part I of the First Schedule and any part thereof together with all buildings now or hereafter erected thereon all Conducting Media and Plant in through over under or upon the said premises all additions alterations and improvements thereto and all fixtures and fittings therein (other than tenant’s and trade fixtures and fittings);

Estate means the land and buildings more particularly described in Part I of the First Schedule of which the Demised Premises form part or such premises of greater or lesser extent as the Landlord may from time to time notify to the Tenant;

Estate Road means the road and pavements shown coloured yellow on the Plan;

Insured Risks means the risks of fire storm tempest flood lightning explosion and in peacetime aircraft and articles dropped therefrom riot civil commotion malicious damage terrorism impact plant and machinery cover overflowing of tanks and bursting of pipes (except always such risks as cannot reasonably be insured on satisfactory terms or at a reasonable premium or as the insurers or underwriters have refused to insure) and such other risks as the Landlord shall from time to time insure (subject in all cases to any excesses exclusions and limitations imposed by the insurers or underwriters);

Landlord includes the estate owner for the time being of the reversion immediately expectant on the Termination of the Term;

Landlord’s Surveyor means any firm or person (including a chartered surveyor employed by the Landlord but not the Surveyor) appointed by or acting for the Landlord to perform the function of a surveyor for any purpose under this Lease;

Landscaped Areas means the areas shown coloured green on the Plan;

this Lease means this Lease any licence or consent granted pursuant hereto and any variation hereof and any deed or instrument made supplemental hereto;

Open Market Rent means the dear yearly rent at which the Demised Premises might reasonably be expected to be let at the Relevant Review Date as a whole or (if the Demised Premises are then sub-let in part or parts for a period of five years after such Relevant Review Date and the aggregate rental value of such parts (together with any parts which are not sub-let) is greater than the rental value of the Demised Premises as a whole) in the several parts in which the Demised Premises are then divided by a willing landlord to a willing tenant in the open market with vacant possession and without fine or premium for a term equal to the contractual term granted by this Lease but commencing on the Relevant Review Date at the rate applicable after the expiry of any rent free or reduced rent period and/or after the giving of any other inducement of such length or of such amount or nature as would be negotiated in the open market between the willing landlord and the willing tenant to enable the willing tenant to fit out assuming (if not a fact) that:

(a) the Demised Premises and all rights appurtenant thereto and all buildings comprised therein are then in existence and if damaged or destroyed are fully restored and reinstated and any rent cesser or rent abatement in accordance with this Lease does not apply;

(b) the willing tenant has received the benefit of such rent free or reduced rent period or other inducement to enable the willing tenant to fit out;

(c) the Demised Premises enjoy all rights and services necessary for the beneficial use thereof;

(d) all the covenants stipulations and conditions contained in this Lease on the part of the Tenant have been duly and fully performed observed and complied with;

(e) no work has been carried out to the Demised Premises during the Term or during any period of occupation by the Tenant or any undertenant or their respective predecessors in title prior to the date of this Lease which would diminish the letting value thereof;

(f) the willing tenant is with others in the open market for the Demised Premises;

(g) (notwithstanding any act omission or default of the Tenant or other circumstance) the Demised Premises are fit and ready for immediate occupation and use and can lawfully be used for any use permitted by this Lease;

and on a lease which shall otherwise contain the same terms and provisions in all respects as this Lease (other than the amount of the Basic Rent but including the provisions for review of the Basic Rent herein contained on the basis that such review will take place at five yearly intervals) there being disregarded any effect on rent of:

(A) the fact that the Tenant or any lawful sub-tenant or occupier or their respective predecessors in title has been in occupation of the Demised Premises;

(B) any goodwill attached to the Demised Premises by reason of the carrying on thereat of the business of the Tenant or any lawful sub-tenant or occupier or their respective predecessors in such business;

(C) any improvement lawfully carried out by the Tenant or any lawful sub-tenant or occupier at its own expense with the Landlord’s written consent (where required) otherwise than in pursuance of an obligation to the Landlord or its predecessors in title;

(D) all Statutory Rent Restrictions;

Perpetuity Period means the period beginning on the date hereof and expiring on the sooner of eighty years from the date hereof and the Termination of the Term;

Plan means the plan or plans annexed hereto;

Planning Acts means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Plan and Compensation Act 1991 the Local Government Planning and Land Act 1980 the Local Government (Miscellaneous Provisions) Act 1982 the Housing and Planning Act 1986 and any act for the time being in force of a similar nature or any laws and regulations intended to control or regulate the construction demolition alteration or change of use of land or buildings or to preserve or protect the environment or the national heritage;

Plant means plant equipment machinery apparatus and installations;

Prescribed Rate means four per centum per annum above Base Rate compounded with rests on the Rent Days such rate to apply as well after as before any judgment;

Regulations means the regulations set out in the Sixth Schedule and any variations or additions thereto from time to time notified in writing to the Tenant and made by or on behalf of the Landlord for the proper management care or security of the Estate or the comfort safety or convenience of occupants thereof or persons resorting thereto;

Rent Days mean 25 March 24 June 29 September and 25 December in each year and Relevant Rent Day shall be construed accordingly;

Review Date means 19 October 2005 and each successive fifth anniversary of such date during the Term and Relevant Review Date shall be construed accordingly;

Review Period means the period between a Review Date and the next succeeding Review Date or the Termination of the Term (as the case may be) and Relevant Review Period shall be construed accordingly;

Statutory Rent Restrictions means restrictions imposed by any Act of Parliament which operate to impose any limitation whether in time or amount on the review of the Basic Rent and/or the collection of an increase in the Basic Rent;

Surveyor means an independent chartered surveyor of recognised standing experienced in the valuation and letting of premises so far as practicable of similar character or comparable to the Demised Premises in the locality thereof or if there are no such premises locally then in the same region as the Demised Premises or nationally (as the case may require);

Tenant includes its successors in title and assigns and in the case of an individual his personal representatives;

Term means the term hereby granted and shall include any extension holding over or continuation thereof whether by statute agreement or otherwise;

Termination of the Term means the determination of the Term whether by effluxion of time re-entry surrender or otherwise;

Value Added Tax means Value Added Tax and any other tax replacing or supplementing the same from time to time.

Construction

1.2 This Lease shall unless the context otherwise requires be construed on the basis that:

(a) where the Tenant for the time being or any guarantor of this Lease comprises more than one person covenants and obligations assumed by the Tenant or any such guarantor (as the case may be) shall be construed as made by all such persons jointly and severally;

(b) the Term shall be deemed to commence for all purposes on the date of commencement specified in clause 2;

(c) references (whether specific or general) to any Act of Parliament order instrument regulation directive direction or plan shall be deemed also to refer to any statutory or other modification or re-enactment thereof from time to time in force and to include any requirement having the force of law in the United Kingdom and any subordinate legislation order instrument regulation direction or plan from time to time in force made or issued thereunder or deriving validity therefrom or from any enactment repealed thereby or under any such modification or re-enactment;

(d) any rights easements and privileges reserved to the Landlord under this Lease and the benefit of all other provisions which may be exercised under this Lease by the Landlord shall also be for the benefit of and be exercisable by any superior landlord for the time being and any mortgagee of the Landlord and any provision requiring the consent or approval of the Landlord shall be construed as being deemed to require also the consent or approval of any superior landlord or mortgagee where necessary and any indemnity given to the Landlord shall be deemed to extend to any superior landlord or mortgagee;

(e) any covenant on the part of the Tenant not to do any act or thing shall include an obligation on the part of the Tenant not to permit or suffer such act or thing;

(f) words denoting one gender include the other genders and words denoting persons include firms and corporations and vice versa;

(g) clause and paragraph headings shall not affect the interpretation of this Lease;

(h) the words including and include shall be deemed to be followed by the words without limitation.

DEMISE AND RENTS

2. In consideration of the rents hereby reserved and the covenants on the part of the Tenant and the conditions hereinafter contained the Landlord HEREBY DEMISES unto the Tenant the Demised Premises TOGETHER WITH (but to the exclusion of all others) so far as the Landlord is able to grant the same the rights set out in Part III of the First Schedule EXCEPTING AND RESERVING unto the Landlord and to all other persons from time to time entitled thereto the rights set out in Part IV of the First Schedule TO HOLD the same unto the Tenant SUBJECT to all rights of light and air and all covenants easements rights and privileges (if any) affecting the Demised Premises including the rights covenants and other matters more particularly contained or referred to in the Property and Charges Registers of title BK219351 and in the documents short particulars whereof are set out in Part V of the First Schedule for a term of fifteen years commencing on 19 October 2000 YIELDING AND PAYING therefor unto the Landlord without deduction set-off or counterclaim (except such as the Tenant may be required by law to deduct notwithstanding any stipulation to the contrary):

2.1 Basic Rent: yearly during the Term and so in proportion for any period less than a year the Basic Rent which shall be paid whether or not demanded in advance by equal quarterly payments on each of the Rent Days except the first payment which shall be made on the 25 March 2001 in respect of the period from and including 1 June 2001 to (but excluding) the next following Rent Day;

2.2 Road Rent: by way of further rent within 14 days of demand a due and fair proportion (to be conclusively determined by the Landlord’s Surveyor) of (i) all sums incurred by the Landlord (whether by way of payment or incurred as a contribution) including any Value Added Tax or other similar tax thereon so far as the same is irrecoverable by the Landlord or the person to whom the contribution is payable in the repair maintenance cleansing and when necessary resurfacing rebuilding and renewal (but not improvement) of the Estate Road and (ii) all administrative charges and managing agents’ fees reasonably and properly incurred by the Landlord as aforesaid in connection therewith;

2.3 Landscape Areas and Car Parks Rent: By way of further rent within 14 days of demand an amount equal to all sums incurred by the Landlord including Value Added Tax or other similar tax thereon so far as the same is irrecoverable by the Landlord in the repair maintenance cleansing marking out and (when necessary) resurfacing rebuilding renewal and replacing of the Landscaped Areas and Car Parks together with all administrative charges and managing agents’ fees incurred by the Landlord in connection therewith;

2.4 Insurance Rent: by way of further rent within 14 days of demand an amount equal to the cost of insurance incurred from time to time in respect of the Demised Premises and the other items referred to in paragraph 1.2 of the Third Schedule;

2.5 Further Rent: by way of further rent all interest and other amounts payable under and at the times set out in this Lease;

2.6 Value Added Tax: the Value Added Tax which is or may be chargeable (by reason of an election of the Landlord or otherwise) in respect of the rents reserved by this Lease.

RENT REVIEW

3. The Basic Rent shall be reviewed and (if appropriate) increased at the times and in the manner set out in the Second Schedule.

TENANT’S COVENANTS

4. The Tenant covenants with the Landlord in the manner set out in the Third Schedule.

LANDLORD’S COVENANTS

5. The Landlord covenants with the Tenant in the manner set out in the Fourth Schedule.

PROVISOS

6. It is agreed and declared in the manner set out in the Fifth Schedule.

RECORD OF WHETHER A NEW TENANCY

7. It is hereby recorded that the tenancy created by this Lease is a new tenancy within the meaning of section 1(3) of the Landlord and Tenant (Covenants) Act 1995.

DULY DELIVERED AS A DEED on the date inserted on page 1

THE FIRST SCHEDULE

Part I

The Estate

ALL THAT piece or parcel of land at the north west side of Longshot Lane Bracknell in the County of Berkshire known as Waterside Park as the same is registered at H.M. Land Registry with absolute title under title number BK 219351 and is shown for identification edged in blue on the Plan.

Part II

The Demised Premises

The land situated at Waterside Park Bracknell Berkshire forming part of the Estate and known as Queensgate House for the purpose of identification only shown edged red on the Plan.

Part III

Rights granted

The following rights (in common with the Landlord and all others now or hereafter entitled to the like rights) and subject to compliance with the Regulations:

Access Ways

1. Ingress to and egress from the Demised Premises and the Car Parks at all times with or without vehicles over and along the Estate Road and over and along the Car Parks for ingress to and egress from the parking spaces within the Car Parks and to make deliveries to the Demised Premises.

Part IV Documents referred to in clause 2 [remainder illegible].

Services

2. To use all drains sewers channels and watercourses and water gas and electric conduits mains pipes wires and cables or other conducting media and all or any other services now or hereafter during the Perpetuity Period provided for the Demised Premises and laid in under or over the Estate or in under or over any other property across which the Landlord shall have rights to carry the same for the passage of surface water and sewage from and water gas electricity and other services to and from the Demised Premises.

(a) the Surveyor shall be appointed by the Landlord and the Tenant or in default of agreement on such appointment by the President (or other the acting Chief Officer) for the time being of the Royal Institution of Chartered Surveyors on the written application of the Landlord or the Tenant;

(b) the Surveyor shall invite the Landlord and the Tenant to submit to him within such time limits as he shall consider appropriate such written representations and cross representations as to the amount of the Open Market Rent with such supporting evidence as they may respectively wish;

(c) the Surveyor will within two months after his appointment or within such extended period as the parties shall agree (acting reasonably) give to the Landlord and the Tenant written notice of the amount of the Open Market Rent as determined by him and his determination shall be final and binding on the parties to this Lease;

(d) if the Surveyor shall not have given notice of his determination within the period and in manner aforesaid or if for any reason it becomes apparent that he will be unable to do so within such period the Landlord and the Tenant may agree upon or either of them (having first informed the other in writing) may apply for a new Surveyor to be appointed in his place (which procedure may be repeated as many times as may be necessary) provided always that any such determination given by the Surveyor outside such time limit but prior to the appointment of a new Surveyor shall be valid and effective but if given thereafter shall be null and void;

(e) the Surveyor’s fees or charges (including the costs of his appointment) shall be borne between the Landlord and the Tenant in such proportions as the Surveyor shall determine or in the event that no determination is made equally between the Landlord and the Tenant.

3. In the case of determination by the Surveyor acting as an arbitrator the following provisions shall have effect:

(a) the Surveyor shall be appointed by the Landlord and the Tenant or in default of agreement on such appointment by the President (or other the acting Chief Officer) for the time being of the Royal Institution of Chartered Surveyors on the written application of the Landlord or the Tenant;

(b) the arbitration shall be conducted in accordance with the Arbitration Act 1996.

4. If the Open Market Rent has not been ascertained (by agreement or determination) by any Relevant Review Date the Tenant shall pay to the Landlord until the date when the Open Market Rent has been ascertained as aforesaid the Basic Rent at the yearly rate payable for the period immediately preceding the Relevant Review Date and upon the amount of the Basic Rent actually payable from the Relevant Review Date being ascertained the Tenant shall forthwith pay to the Landlord in respect of the period commencing on the Relevant Review Date and ending on the Relevant Rent Day immediately following such ascertainment the amount by which the Open

Market Rent for such period exceeds the Basic Rent at the rate previously payable together with interest thereon at the Base Rate for the period commencing on the Relevant Review Date (or the Relevant Rent Day upon which the relevant proportion of the same would have become due had the Open Market Rent been ascertained before the Relevant Review Date) and ending on the date of payment.

5. Throughout any period during the Term that Statutory Rent Restrictions shall apply to prevent or prohibit either wholly or partially:

(a) the operation of the above provisions for review of the Basic Rent then the Relevant Review Date or Dates shall be postponed to take effect on the earliest date or dates thereafter upon which such review may occur and if there shall be a partial relaxation of the Statutory Rent Restrictions there shall be a further review of the Basic Rent on the earliest date thereafter as aforesaid notwithstanding that the Basic Rent may have been increased partially on or since the original Relevant Review Date;

(b) the collection of any increase in the Basic Rent or any instalment or part thereof by the Landlord or the retention thereof at any time after collection then the collection of any increase or increases in the Basic Rent shall be postponed to take effect on the earliest date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase;

and until the Statutory Rent Restrictions shall be removed the Basic Rent shall be the maximum sum from time to time permitted by the Statutory Rent Restrictions.

6. On each occasion that the Open Market Rent is ascertained pursuant to this Schedule the Landlord and the Tenant shall complete a memorandum of the yearly amount of the Basic Rent payable under this Lease for the Relevant Review Period (the form of which memorandum is endorsed on this Lease and the counterpart) and such memorandum shall be signed by or on behalf of the Landlord and Tenant respectively.

7. For the avoidance of doubt it is declared that:

(a) the Basic Rent payable for any Review Period shall not be less than the amount of the Basic Rent payable (or which but for Statutory Rent Restrictions or any rent cesser or rent abatement in accordance with this Lease would have been payable) for the period immediately preceding the commencement of such Review Period;

(b) any agreement between or other memorandum in writing signed by or on behalf of the Landlord and the Tenant as to the amount of the Open Market Rent as at any Review Date or the amount of the Basic Rent payable during any Review Period shall be valid and binding on the parties to this Lease notwithstanding the appointment of the Surveyor or any application for his appointment or the failure in any manner to adhere to the foregoing procedures methods or timetables for review of the Basic Rent or determination of the Open Market Rent.

THE THIRD SCHEDULE

Tenant’s Covenants

Pay rents

1.1 To pay to the Landlord the Basic Rent and other rents payable under this Lease at the times and in the manner as provided in this Lease without any deduction set-off or counterclaim except as aforesaid the Basic Rent and any Value Added Tax to be paid by means of a banker’s standing order or by such other method as the Landlord may reasonably require.

Insurance

1.2 To pay to the Landlord within 14 days of demand an amount equal to:

(a) the cost incurred by the Landlord from time to time (without deduction of any agency or other commission paid or allowed to the Landlord which the Landlord shall be entitled to retain) of insuring:

(i) the Demised Premises in accordance with the provisions of paragraph 2.1 of the Fourth Schedule;

(ii) loss of any rent reserved by this Lease; and

(iii) against property owner’s third party and public liabilities of the Landlord or relating to the Demised Premises including those arising under the Defective Premises Act 1972;

(b) the cost incurred by the Landlord of obtaining from time to time a professional valuation of the Demised Premises for insurance purposes and of settling any insurance claims provided that such valuations are carried out no more than once in any period of three years;

(c) any applicable excess under any insurance policy effected by the Landlord for the purpose of this Lease in the event of any damage to or destruction of the Demised Premises by any of the Insured Risks;

(d) the cost of insuring any fixtures or fittings installed by the Tenant which have become part of the Demised Premises or any alterations to the Demised Premises of which the Tenant has given the Landlord written notice and which the Landlord has agreed to insure.

Pay outgoings

2.1 To pay and discharge all existing and future rates taxes duties charges assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description) which are now or may at any time hereafter be assessed charged levied or imposed or payable (a) in respect of the Demised Premises or (b) on or by any estate owner landlord tenant or occupier in aspect thereof (except (subject to paragraphs 27.4 and 28.1 of this Schedule) any tax payable by the Landlord as a direct result of the ownership of or a dealing by the Landlord with its reversionary interest in the Demised Premises or the receipt by the Landlord of the Basic Rent).

2.2 To pay for all gas electricity and water consumed or used on or for the Demised Premises and all standing charges and charges for meters and installation hire and maintenance in respect thereof and to observe all regulations and requirements of the relevant supply authorities and to pay for all telephone and other communication systems serving the Demised Premises.

2.3 If the Demised Premises shall at any time during the Term be unoccupied for any period during which the Tenant or any other person shall be entitled to claim or take the benefit of any relief from the payment of general rates or other outgoings and in consequence the amount of any claim to or benefit of similar relief which would otherwise be available to the Landlord in respect of any period following the Termination of the Term if the Demised Premises were vacant shall or may be reduced or lost to pay to the Landlord on demand in respect of such period an amount equal to the whole amount of the value to the Landlord of the claim or benefit which is not available to the Landlord and which would otherwise have been available to the Landlord in respect of the Demised Premises had the same been fully occupied throughout the Term and left unoccupied thereafter (no account being taken of any period of actual occupation by any person after the Termination of the Term).

2.4 To pay on demand a fair proportion of the costs and expenses of making repairing maintaining rebuilding renewing replacing lighting insuring connecting and cleansing all Conducting Media boundary walls fences party walls structures roads pavements open areas and other conveniences which shall at any time belong to or be used for the Demised Premises in common with other premises near or adjoining thereto the amount due in case of dispute to be assessed by the Landlord’s Surveyor whose decision shall be final and binding on all parties except in the case of manifest error.

2.5 Not to agree or by default allow to be fixed the rateable value of the Demised Premises or any part thereof without the prior written consent of the Landlord such consent not to be unreasonably withheld and to co-operate with the Landlord in any negotiations with the District Valuer or any appeal to the Court or to the Lands Tribunal in respect of the rateable value of the Demised Premises.

Repair

3. To keep in good and substantial repair and condition and as necessary in whole or in part rebuild replace and renew and keep clean and properly maintained the Demised Premises (including the exterior and structure) and to replace from time to time all landlord’s fixtures fittings and appurtenances in the Demised Premises which may be or become beyond repair at any time during the Term or at the Termination of the Term provided that there shall be excepted damage by any of the Insured Risks to the extent that the insurance of the Demised Premises effected by the Landlord has not been vitiated or prejudiced or payment of the insurance moneys refused in whole or in part as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or invitees.

Decoration maintenance and cleaning

4.1 As and whenever necessary and in any event as to the exterior of the Demised Premises in every third year of the Term and as to the interior at intervals of not more than five years but not so as to require redecoration in the penultimate year of the Term and also as to both interior and exterior during the last year prior to or at the Termination of the Term to have prepared and painted those parts of the Demised Premises usually painted with two coats at least of good quality paint and otherwise to have professionally treated or decorated all other parts of the Demised Premises requiring treatment for preservation and protection.

4.2 To carry out such painting decoration or other treatment in a proper and workmanlike manner to the reasonable satisfaction of the Landlord and in accordance with such reasonable directions in regard thereto as may from time to time be communicated to the Tenant by or on behalf of the Landlord and during the last year prior to or at the Termination of the Term in colours tints and materials previously approved in writing by the Landlord.

4.3 Forthwith to replace all broken or damaged glass in the Demised Premises with glass of the same colour tint and specification.

4.4 To clean all windows (externally and internally) and window frames and other glass comprised in the Demised Premises as often as necessary but at least once in every month.

4.5 To procure that all electrical and mechanical Plant is properly and regularly serviced and maintained by qualified persons approved in writing by the Landlord such approval not to be unreasonably withheld.

4.6 To repair maintain and renew when necessary all Car Park lights.

Yield up

5. To yield up the Demised Premises unto the Landlord at the Termination of the Term so painted treated repaired rebuilt cleansed maintained amended and kept as aforesaid and otherwise as shall be in accordance with the covenants and conditions contained in or imposed by virtue of this Lease and the keys and all fixtures (other than tenant’s and trade fixtures) of every kind in or upon the Demised Premises or which during the Term may be affixed or fastened to or upon the same and prior to the Termination of the Term to the reasonable satisfaction of the Landlord:

5.1 in case any of the said fixtures shall be missing damaged destroyed or beyond repair forthwith to replace them with others of a similar or more modern character and of no less value; and

5.2 unless released from compliance by written notice given by the Landlord prior to the Termination of the Term to remove from the Demised Premises all tenant’s and trade fixtures and fittings and furniture and effects and signage and if any alterations have been made to the Demised Premises (whether during the Term or during any period of occupation by the Tenant or any undertenant or their respective predecessors in title prior to the date of this Lease) to reinstate the Demised Premises to the condition in which the same were prior to the making of such alterations;

5.3 to make good any damage caused to the Demised Premises by any such reinstatement or removal or the removal of any fixtures fittings furniture or effects; and

5.4 unless the same shall have been replaced in the preceding two years and shall be in a reasonable condition at the Termination of the Term to replace the floor coverings laid in the office accommodation forming part of the Demised Premises with new floor coverings of the design style material and quality as are fitted at the date hereof or as maybe otherwise approved in writing by the Landlord;

provided that if the Tenant shall fail to leave the Demised Premises in all respects in the state and condition in which the same should be left the Tenant shall in addition to the proper costs of remedying the same pay to the Landlord by way of liquidated damages a sum equal to the proportion of the rents reserved by this Lease at the rates applicable immediately prior to the Termination of the Term payable for the period from the Termination of the Term to the date on which the same shall or should have been remedied the Landlord acting reasonably and expeditiously.

Permit entry for Landlord and others

6. To permit the Landlord and others authorised by it with all necessary equipment at all times in case of emergency and otherwise at any reasonable times or reasonable prior notice without interruption or interference to enter upon the Demised Premises for such period as shall be necessary:

6.1 to examine the Demised Premises to ensure that nothing has been done or omitted which constitutes or may be a breach or non-performance of any of the covenants contained in this Lease;

6.2 to take schedules or inventories of the items to be yielded up at the Termination of the Term;

6.3 to exercise any rights excepted and reserved to the Landlord and for any other purpose connected with the interest of the Landlord in the Demised Premises or the disposal or charge thereof;

6.4 to enable the Landlord to comply with any of its covenants;

6.5 to inspect and measure the Demised Premises and for all purposes connected with any intended or pending step under the provisions of Part II of the Landlord and Tenant Act 1954 or the review of the Basic Rent hereunder;

6.6 to inspect and execute repairs additions or alterations to or upon or maintain the Estate and any adjoining or neighbouring premises;

6.7 to inspect maintain cleanse repair alter test renew replace lay and make connections to the Conducting Media;

the person exercising such rights making good to the Tenant all physical damage to the Demised Premises thereby occasioned.

Remedy wants of repair and entry for Landlord on default

7.1 Forthwith to commence and diligently proceed to remedy repair and make good all breaches of covenant wants of repair and of decoration and defects of which notice shall be given by the Landlord to the Tenant and which the Tenant shall be liable to remedy repair or make good and if the Tenant shall so fail to remedy repair and make good the matters prescribed in such notice within a reasonable period to permit the Landlord and all persons authorised by the Landlord with or without equipment to enter into and stay upon the Demised Premises and remedy repair and make good the same at the expense of the Tenant (but so that any other right or remedy of the Landlord under this Lease shall not thereby be prejudiced) and to pay on demand the costs and expenses thereof together with interest thereon at the Prescribed Rate from the respective dates of demand by the Landlord to the date of reimbursement which amounts shall be a debt due from the Tenant to the Landlord and recoverable at the option of the Landlord by action or as rent in arrear.

7.2 To pay to the Landlord on demand all costs and expenses incurred by the Landlord after the Termination of the Term in repairing restoring painting or otherwise treating the Demised Premises so as to put them into the state and condition required by the Tenant’s covenants together with interest thereon at the Prescribed Rate from the respective dates of demand by the Landlord to the date of reimbursement.

Letting and dealing boards

8. To permit the Landlord and its servants and agents to enter upon the Demised Premises and affix and retain without interference in a conspicuous position (but not so as adversely to interfere with the access of light and air to or the use and enjoyment of the Demised Premises in any material respect) notices for re-letting the same (if there is a possibility of the Term being determined) at any time during the last six months of the Term or selling the Landlord’s interest in the Demised Premises at any time during the Term and to permit all persons with written authority from the Landlord or the Landlord’s agents at reasonable times of the day and following reasonable notice to enter and view the Demised Premises without interruption.

Notices

9.1 Immediately on becoming aware of the same by the Tenant of any notice or communication from a competent authority affecting the Demised Premises or their to give to the Landlord a copy thereof and in any event when the Tenant first becomes aware of the service of such notice or of any circumstances likely to lead to service of such a notice to give to the Landlord full particulars of such notice or circumstances and to make or join in making such objection or representation against in respect of the same as the Landlord may reasonably require.

Statutory requirements

10.1 At the expense of the Tenant to comply with all present and future Acts of Parliament relating to the Demised Premises or their use or the employment of persons therein and to obtain the Landlord’s approval (such approval not to be unreasonably withheld) for and execute at the Tenant’s own expense any work required to be carried out in or to the Demised Premises whether such work is required to be carried out by the owner or the occupier or any other person.

10.2 Not at any time to do or omit on or about the Demised Premises any act or thing by reason of which the Landlord may under any such Acts incur or have imposed upon it or become liable to pay any levy penalty damages compensation costs charges or expenses.

10.3 To obtain all licences permissions and consents and to execute and do all works and things and to bear and pay all expenses required or imposed by any such Acts in respect of any works carried out by the Tenant on the Demised Premises or of any user thereof or of the employment of any persons therein.

Planning

11.1 At the expense of the Tenant to comply with the provisions and requirements of the Planning Acts and all licences consents permissions and conditions now or hereafter existing granted or imposed thereunder or under any enactment repealed thereby so far as the same are implemented and relate to or affect the Demised Premises or any operations works acts or things now or hereafter carried out executed done or omitted thereon or the use thereof for any purpose.

11.2 So often as necessary at the expense of the Tenant to obtain from the Local Planning Authority or other competent authority all licences consents and permissions required under the Planning Acts for any works to or operations on the Demised Premises or the institution or continuance of any use thereof but so that the Tenant shall not make any application for planning permission without the previous written consent of the Landlord such consent not to be unreasonably withheld or delayed in the case of alterations or a change of use permitted by this Lease or in respect of which the Landlord’s consent is not to be unreasonably withheld.

11.3 Notwithstanding any consent which may be granted by the Landlord not to carry out any works or any alteration or addition to the Demised Premises or any change of use thereof (for which a planning permission needs to be obtained) before a planning permission therefor has been produced to and approved by the Landlord (such approval not to be unreasonably withheld or delayed in the case of alterations or a change of use permitted by this Lease or in respect of which the Landlord’s consent is not to be unreasonably withheld) provided that the Landlord may refuse to express its approval on the grounds that the period thereof or anything contained therein or omitted therefrom in the reasonable opinion of the Landlord would be or be likely to be (whether during the Term or following the Termination of the Term prejudicial to the Landlord’s interest in the Demised Premises or any adjoining or neighbouring land and property belonging to the Landlord.

11.4 Unless the Landlord shall otherwise direct to carry out before the Termination of the Term any works stipulated to be carried out to the Demised Premises by a date subsequent to the Termination of the Term as a condition of any planning permission which may have been granted during the Term to or implemented by the Tenant, or any person deriving title under or through the Tenant before or during the Term.

11.5 In any case where permission for any development has been granted subject to conditions the Landlord shall be entitled as a condition of giving its consent to the permitted development to require the Tenant to provide security to the Landlord satisfactory to the Landlord for the compliance with such conditions and the development shall not be commenced or the use instituted until such security shall have been provided to the satisfaction of the Landlord.

11.6 Not to do any thing on or with reference to the Demised Premises which may be grounds for or cause or lead to the compulsory acquisition thereof.

11.7 Not to serve any purchase notice under the Planning Acts requiring any authority to purchase the interest of the Tenant in the Demised Premises.

11.8 To produce on demand to the Landlord or as directed by it to any third party all such plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of the covenants contained in paragraphs 10 and 11 of this Schedule have been complied with.

Alterations

12.1 Not to make any alterations or additions in or to the Demised Premises except (with the prior written consent of the Landlord which shall not be unreasonably withheld):

(a) internal non-structural alterations or additions not involving any cutting maiming altering or injuring the Demised Premises; and

(b) alterations required to comply with the provisions of paragraphs 10 and 11 of this Schedule;

provided that it may be a condition of any such consent that the Tenant shall enter into such covenants with the Landlord with regard to the execution and reinstatement of the works in such form as the Landlord may reasonably require.

12.2 Not to remove any fixtures (of whatever kind) and fittings comprised in the Demised Premises except the Tenant’s trade fittings which do not on installation become Landlord’s fixtures or fittings unless the Tenant shall on such removal replace the same with fixtures and/or fittings (as the case may be) of equal value and utility.

12.3 Not to make any alterations or additions to the electrical gas water or telecommunications installations of the Demised Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld) and to procure that all such alterations or additions are carried out by suitably qualified and skilled persons in accordance with regulations and standards of the relevant supply authority.

12.4 To carry out and complete the work involved in all alterations to the Demised Premises in accordance with the terms of all consents with materials of suitable good quality in a proper and workmanlike manner and to the reasonable satisfaction of the Landlord.

12.5 On completion of the installation of anything which shall become part of the Demised Premises forthwith to give to the Landlord written notice of the same stating the full cost of reinstatement thereof.

12.6 Not to erect or affix to the exterior of the Demised Premises any aerials posts wires fittings or works for telegraphic communication or other Plant nor to make any aperture in any wall nor to affix any machinery to the Demised Premises without the written consent of the Landlord such consent not to be unreasonably withheld or delayed.

12.7 Not to interfere with any Conducting Media which now are or may hereafter be in or through the Demised Premises nor cause access thereto to be or become more difficult than the same now is nor to cause the Conducting Media serving the Demised Premises to be overloaded or subjected to use in excess of that for which the same were designed or restrict the level of supply of water air gas electricity or other services to other premises.

12.8 Where the CDM Regulations apply to any alterations additions or other works to the Demised Premises:

(a) prior to commencement of any such works to make and serve a declaration to the Health and Safety Executive to the effect that the Tenant shall act as the sole client in respect of such works for the purpose of the CDM Regulations (and supply a copy of the same to the Landlord);

(b) to act as the sole client in respect of such works for the purposes of the CDM Regulations and to comply with all the obligations imposed upon the client by the CDM Regulations;

(c) to procure that the Tenant’s planning supervisor (appointed from time to time under the CDM Regulations) and the Tenant’s contractors and designers shall comply in all respects with the CDM Regulations;

(d) on completion of such works to supply to the Landlord’s Surveyor for retention by the Landlord a full and complete copy of the Health and Safety File for the works prepared in accordance with the CDM Regulations and any code of practice or other guidance issued by any competent authority (the Health and Safety File) together with a royalty free irrevocable and non-exclusive copyright licence or licences to use and reproduce the same for any purposes relating to the Demised Premises or any part thereof (which licences shall carry the right to grant sub-licences and shall be transferable to third parties).

12.9 To produce and keep all Health and Safety Files relating to the Demised Premises in accordance with the CDM Regulations and up-to-date and in good order and to supply on demand to the Landlord copies of the same together with a royalty free irrevocable and non-exclusive copyright licence or licences to use and reproduce the same for any purposes relating to the Demised Premises or any part thereof (which licences shall carry the right to grant sub-licences and shall be transferable to third parties) and at the Termination of the Term to forthwith deliver to the Landlord all such Health and Safely Files.

12.10 If the Tenant or any other occupier of the Demised Premises shall carry out any building work alteration change of use or any other development on or to the Demised Premises to indemnify the landlord against all liability whether immediate or consequential for any tax levy imposition or charge of whatsoever nature for which the Landlord may be or become liable as a result of the same and also against any further liability to tax flowing from this indemnity or any payment pursuant to it and to repay to the Landlord on demand the amount thereof together with interest at the Prescribed Rate from the date of payment by the Landlord to the date of such repayment all which sums in default of payment shall be recoverable at the option of the Landlord by action or as rent in arrear.

Signs

13.1 Not to affix to or display on the Demised Premises any sign boarding poster placard blind or advertisement which shall be visible from the outside of the Demised Premises except with the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) such means of identification and other signs bearing the corporate or trading name of the Tenant and its corporate logo or any other permitted occupier of the Demised Premises and the nature of its business as shall be reasonably necessary in connection with the use and occupation of the Demised Premises for the time being the number position size lettering design and materials of which shall first have been approved in writing by the Landlord such approval not to be unreasonably withheld.

Dangerous and deleterious substances

14. Not to keep on the Demised Premises any substance of a dangerous corrosive combustible explosive radio-active volatile unstable or offensive nature or which might in any way damage the Demised Premises or the Conducting Media serving the same (except with the prior written consent of the Landlord and after giving due notice to any insurers of the Demised Premises and subject to any requirements imposed by them (with which the Tenant shall comply) small quantities of inflammable materials used in connection with the business carried on in the Demised Premises) or the keeping or use of which may contravene any Acts of Parliament nor to stop up or obstruct in any way or permit oil or grease or other deleterious or other substances that might cause damage to health or the environment to enter by any means the Conducting Media serving the Demised Premises or any adjoining or neighbouring premises and in the event of such damage or obstruction forthwith to remedy the same and make good all damage to the entire satisfaction of the Landlord.

Fire precautions

15. At the expense of the Tenant to comply with all requirements and recommendations (whether legally enforceable or not) from time to time of the appropriate authority in relation to fire precautions affecting the Demised Premises and to keep and maintain sufficient fire fighting and extinguishing apparatus in and about the Demised Premises installed in compliance with such requirements and recommendations and with any legal requirements and open to inspection and maintained to the reasonable satisfaction of the Landlord and not to obstruct the access to or means of working of the same.

Securing unoccupied premises

16. Throughout any period during which the Demised Premises are closed for business or are unoccupied (whether or not furnished) to keep the Demised Premises fully secured and to provide such caretaking and other arrangements as may be necessary to give the Demised Premises reasonable protection from vandalism theft or unlawful occupation and to pay any additional insurance premiums arising therefrom.

Loading

17. Not to impose on any part of the floors roof roof trusses ceilings or the structure of the Demised Premises any load or weight greater than that which the same are designed or constructed to bear with due margin for safety nor by machinery or otherwise to cause or permit any undue vibration to or nuisance by noise or otherwise in the Demised Premises.

Use

18.1 Not to use the Demised Premises or any part thereof:

(a) for residential purposes or as sleeping accommodation;

(b) for any noisy noxious offensive dangerous illegal or immoral purpose or for any auction political or public meeting entertainment or exhibition or for gambling;

(c) in a manner which would cause noxious polluting or contaminative substances to be spilled leaked emitted or deposited on in under or from the Demised Premises and to clean up and carry out any other necessary remediation works arising from any such matter;

(d) in any way or for any purpose which may be an annoyance nuisance damage disturbance or inconvenience to or prejudice the Landlord or the Estate or the owners or occupiers of any premises adjoining or near to the Demised Premises or the neighbourhood.

18.2 Without prejudice to the generality of the foregoing not to use the Demised Premises otherwise than for a use or uses falling within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 (but not including in this pretext any Order amending or replacing the same).

Insurers’ requirements

19.1 To carry out at the Tenant’s expense such works and other precautions as may be required or recommended by any insurers of the Demised Premises in accordance with their directions and not to carry on upon the Demised Premises or any adjoining property controlled by the Tenant any trade business or activity or do or omit any act or thing on or in relation to the Demised Premises which may make void or voidable the policy of insurance of the Demised Premises or of any adjoining or neighbouring premises belonging to the Landlord or render any increased or extra premium payable in such insurance.

19.2 To pay forthwith within 14 days of demand to the Landlord the whole of the amount (including professional and other fees and costs) which should have been recoverable under any insurance of the Demised Premises or any adjoining or neighbouring premises of the Landlord rendered irrecoverable as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors.

Notify damage by Insured Risks

20.1 To give immediate written notice to the Landlord on the Tenant becoming aware of any destruction of or damage to the Demised Premises stating whether and to what extent the same was brought about directly or indirectly by any of the Insured Risks.

Prevent encroachments

21.1 Not knowingly to permit any owner of any property adjoining or near the Demised Premises to acquire any rights of way light or air or other privilege or easement or make any encroachment over against out of or upon the Demised Premises nor to give any acknowledgement that the Demised Premises enjoy any such rights by the consent of any third party and as soon as the Tenant shall become aware thereof or of any act or thing which might result in the acquisition or making of any of the same to give immediate written notice thereof to the Landlord and to take such stops or action as may be reasonably required by the Landlord for preventing any of the same from being acquired or made.

21.2 Not without obtaining the prior written consent of the Landlord to stop up darken or obscure any windows or lights belonging to the Demised Premises.

Alienation

Charges

22.1 Not to charge the Demised Premises as a whole or in part.

Declarations of Trust

22.2 Not to hold the whole or any part of the Demised Premises or this Lease on trust for another.

Assignments

22.3 Not to assign the Demised Premises or this Lease in any part less than the whole.

22.4 Not to assign the whole of the Demised Premises:

(a) (if the Landlord shall reasonably so require) without obtaining from a guarantor or guarantors reasonably acceptable to the Landlord a full guarantee of the covenants of the proposed assignee by deed in such form as shall be reasonably required by the Landlord; nor

(b) if the proposed assignee is a company which is in the same group of companies (within the meaning of section 42 of the Landlord and Tenant Act 1954) as the Tenant; nor

(c) unless the Tenant has paid or provided security reasonably acceptable to the Landlord for all rents and other sums for which the Tenant is or will remain under this Lease prior to the date of the assignment; nor

(d) if in the reasonable opinion of the Landlord the proposed assignee is not of sufficient financial standing to enable it to pay the rents reserved from time to time by this Lease and otherwise perform the covenants on the part of the contained in this Lease; nor

(e) unless (where the assignee or its guarantor (other than the guarantor required to provide an Authorised Guarantee Agreement) is a company registered in England and Wales or in Scotland) the Tenant has produced to the Landlord audited accounts for either the assignee or its guarantor showing that for each of the three financial years immediately preceding the Tenant’s application for consent to the proposed assignment:

(i) the net profits on ordinary activities after taxation of the assignee or such guarantor (as the case may be) exceed an amount equal to three times the sum of the Basic Rent for those years; and

(ii) the assignee’s or such guarantor’s (as the case may be) net current assets as revealed by the balance sheets in those audited accounts are not less than three times the sum of the Basic Rent for those years;

Provided that if the Basic Rent is in the course of review under this Lease then for the purposes of this paragraph the Basic Rent shall be deemed to be the amount stated in writing by the Landlord to the Tenant as being the Landlord’s reasonable opinion of the Open Market Rent of the Demised Premises as at the Relevant Review Date;

And the assignee (or such guarantor (as the case may be)) shall have produced to the Landlord a certificate signed by a director of the assignee (or of the guarantor (as the case may be)) that there has been no material adverse change in the financial performance and status of the assignee (or guarantor) since the date of the most recent such audited accounts;

And in this paragraph audited accounts means accounts prepared on a consistent basis and the historical convention and complying in all respects with the requirements of all relevant laws then in force and with all applicable accounting standards and generally accepted accounting principles of the United Kingdom then in force and certified by the auditors of the assignee or guarantor (as the case may be) as giving a true and fair view of the state of affairs of the assignee or guarantor (as the case may be) and its profits for the period under review; nor

(f) where the proposed assignee is not resident in the United Kingdom of Great Britain and Northern Ireland.

22.5 Not to assign or transfer the whole of the Demised Premises otherwise than in accordance with nor without in each and every such case first complying with the foregoing provisions and subject to having complied with them and subject to paragraph 22.6 of this Schedule not without obtaining the prior written consent of the Landlord which consent shall not be unreasonably withheld.

22.6 The Landlord and the Tenant agree that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may give its consent to an assignment subject to conditions that:

(a) the Tenant by deed enters into an Authorised Guarantee Agreement;

(b) any guarantor whose guarantee is subsisting immediately before the assignment enters into a guarantee with the Landlord in such form as the Landlord may reasonably require of the Tenant’s obligations under the Authorised Guarantee Agreement;

(c) the assignment shall not take place until any requisite consent of any superior landlord or mortgagee has been obtained and any lawfully imposed conditions of such consent satisfied;

(d) the Tenant obtains from the assignee a covenant by deed with the Landlord to pay the Basic Rent and all other rents reserved by this Lease and to observe and perform all the covenants on the part of the Tenant and the conditions contained in this Lease from the date of the deed of transfer or deed of assignment of the Demised Premises until such time as the assignee shall be released pursuant to section 5 of the Landlord and Tenant (Covenants) Act 1995.

Underletting

22.7 Not to underlet any part or parts of the Demised Premises so as to permit more than four underlettings or five occupancies of the Demised Premises at any one time (the Tenant counting as one occupancy).

22.8 Not to underlet the Demised Premises or any part thereof:

(a) at a rent payable more than two quarters in advance;

(b) other than on terms which shall contain provisions for review of the rent thereby reserved at such intervals no less frequent than shall be normal in the market for similar property at the time of the grant thereof having regard to the terms of the proposed underlease;

(c) at a rent less than the open market rental reasonably obtainable in the open market without fine premium or other consideration for the whole or part of the Demised Premises so underlet;

(d) unless the underlessee shall be prohibited from sub-underletting the whole or any part of the premises so underlet;

(e) other than on terms which shall incorporate such provisions as are necessary to ensure that any such underlease is consistent with and in all respects no less than the provisions of this Lease;

(f) unless the form of underlease is first approved by the Landlord (such approval not to be unreasonably withheld or delayed);

(g) unless the property to be underlet falls wholly within the Demised Premises as comprised within this Lease and does not include any property or any right over any property which is not demised by this Lease.

22.9 (a) Not to underlet the whole of the Demised Premises at a rent less than the Basic Rent for the time being payable under this Lease unless the Landlord shall otherwise agree (such agreement not to be unreasonably withheld if the proposed rent is the open market rental reasonably available in the open market without fine premium or other consideration);

(b) Not to underlet part only of the Demised Premises at u rent less than such proportion of the Basic Rent for the time being payable under this Lease as the net lettable floor area of the part of the Demised Premises to be underlet bears to the net lettable floor area of the whole of the Demised Premises (such proportion in case of dispute to be conclusively determined at the expense of the Tenant by the Landlord’s Surveyor) unless the Landlord shall otherwise agree (such agreement not to be unreasonably withheld if the proposed rent is the best rack rental reasonably available in the open market without fine premium or other consideration).

22.10 Not to underlet the Demised Premises without obtaining from the underlessee:

(a) a covenant by deed with the Landlord that the underlessee will throughout the term granted by the underlease:

(i) (in the case of an underletting of the whole of the Demised Premises) observe and perform all the covenants and conditions on the part of the tenant contained in this Lease (other than the covenant to pay the Basic Rent) and the underlease;

(ii) (in the case of an underletting of part only of the Demised Premises) observe and perform all the covenants and conditions on the part of the tenant contained in this Lease (other than the covenant to pay the Basic Rent) so far as the same relate to the underlet premises and in the underlease;

(iii) not assign part only of the premises demised by the underlease;

(iv) not sub-let or part with possession or occupation of the whole or any part of the premises demised by the underlease;

(v) not assign the whole of the premises demised by the underlease except in a manner and on terms permitted or required by this paragraph 22 and by the terms of the underlease being terms in accordance with the provisions of this paragraph 22 nor without first obtaining the written consent of the Landlord under this Lease which consent shall (subject to compliance with such requirements) not be unreasonably withheld;

(b) a covenant from the underlessee in the underlease (which covenant the Tenant shall enforce) in the terms of paragraphs 22.10(a)(iii) (iv) and (v) of this Schedule;

(c) an agreement in the underlease between the underlessor and the underlessee in the same terms as paragraphs 22.3 22.4 22.5 and 22.6 of this Schedule but with respect to the premises demised by and the basic and other rents reserved by the underlease.

22.11 Not to underlet the whole or any part of the Demised Premises without ensuring that the underlease shall contain an agreement authorised by an Order of a court of competent jurisdiction excluding in relation to the tenancy to be created by such underlease the provisions of sections 24 to 28 inclusive of the Landlord and Tenant Act 1954.

22.12 Not to underlet the whole or any part of the Demised Premises otherwise than in accordance with nor without in each and every such case first complying with the foregoing provisions and subject thereto not without obtaining the prior written consent of the Landlord which consent shall not be unreasonably withheld.

22.13 Not at any time during the Term to be a party or privy to an agreement or arrangement for commutation in whole or in part of the rent reserved by any underlease in consideration of the payment of a lump sum or any other consideration.

22.14 Not upon a review of the rent reserved by any underlease (which the Tenant shall procure is reviewed in accordance with its terms):

(a) to agree the amount of any such reviewed rent; or

(b) to make any representations to any third party appointed to determine such reviewed rent;

without (in each case) the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

22.15 Not at any time expressly or by implication to waive any breach of covenant or obligation by any underlessee or any assignee of any underlease nor vary the terms of any permitted underlease nor accept a surrender of nor forfeit any underlease in any such case without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

22.16 Not to take any step (whether before or after the granting of any underlease) which would prevent the Landlord exercising any statutory right which the Landlord may at any time have in respect of any underlease whether in relation to the power to collect underlease rents or otherwise.

Sharing Occupation

22.17 Not to part with or share possession or occupation of the Demised Premises or any part thereof other than in a manner permitted by this paragraph 22.

22.18 Subject to the Tenant giving not less than 14 days’ prior written notice to the Landlord of the identity of the company and of the part of the Demised Premises affected (if less than the whole) the Tenant may share occupation of the Demised Premises or the relevant part thereof with a company within the same group of companies (within the meaning of section 42 of the Landlord and Tenant Act 1954) as the Tenant:

(a) for so long only as such company shall remain within such group;

(b) on terms whereby such company is not given exclusive occupation of the Demised Premises or any part thereof and no relationship of landlord and tenant is created; and

(c) provided that any rent or other payment received by the Landlord from any such company shall be deemed to have been paid by such company as agent for the Tenant.

Disclosure of Information

22.19 Upon every application for consent required by this paragraph 22 to disclose to the Landlord such information including as to the terms proposed as the Landlord may reasonably require.

Register devolutions

23. Within one month of every assignment transfer underlease or charge affecting the Demised Premises or any devolution of the estate of the Tenant therein or this Lease or of any derivative interest and every surrender thereof or the commencement or termination of any sharing of the Demised Premises or part thereof to give notice in writing to the Landlord and to provide the Landlord with a certified copy of such assignment transfer underlease or charge or the Probate of the Will or Letters of Administration or other instrument document or evidence of such devolution or surrender or sharing and to pay to the Landlord a reasonable registration fee of not less than twenty-five pounds plus Value Added Tax thereon.

Compensation

24. To pay or procure the payment to the Landlord of the due and proper proportion of any compensation paid to the Tenant or payable as a consequence of any notice served on or application refused by any governmental or local authority in respect of the Demised Premises or the use thereof.

Defective premises

25. Forthwith upon becoming aware of the same to give notice in writing to the Landlord of any defect in the Demised Premises which would or might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 and at all times to display and maintain all notices (including the wording thereof) which the Landlord may from time to time require to be displayed at the Demised Premises.

Indemnify Landlord

26. To pay and make good to the Landlord and to keep the Landlord fully and effectually indemnified against all loss costs claims demands liability damage actions and expenses whatsoever incurred or sustained by the Landlord directly or indirectly as a consequence of or in connection with any breach non-performance or non-observance of any of the covenants and conditions on the part of the Tenant contained or implied in this Lease or the use of the Demised Premises by the Tenant or any permitted occupier or their respective servants agents licensees or visitors or the exercise of any rights granted by this Lease and such indemnity shall be without prejudice to any rights or remedies of the Landlord under this Lease in respect of any breach non-performance or non-observance of any covenant or condition.

Costs

27. To pay within 14 days of demand:

27.1 all reasonable and proper legal costs and other costs and professional fees and disbursements incurred by the Landlord in connection with or incidental to:

(a) any application made by the Tenant for a consent licence or approval (whether the same be granted withdrawn or lawfully refused or proffered subject to any lawful qualification or condition); and

(b) the negotiation and preparation of any Authorised Guarantee Agreement; and

(c) the consideration of any proposal (including plans and specifications) for and the inspection supervision and approval or otherwise of any works on the Demised Premises or any change in the use thereof;

27.2 all expenses including solicitors’ costs and surveyors’ fees incurred by the Landlord in contemplation of or incidental to or arising from the preparation and service of:

(a) a notice under section 146 of the Law of Property Act 1925 or of proceedings under sections 146 and 147 of that Act notwithstanding that in any such case forfeiture is avoided otherwise than by relief granted by the court; and

(b) any notice whether served on the Tenant or any other person required to be served by virtue of the Landlord and Tenant (Covenants) Act 1995 in connection with any breach of the covenants or conditions on the part of the Tenant contained in this Lease or otherwise pursuant to the Landlord and Tenant (Covenants) Act 1995;

27.3 all proper expenses including solicitors’ costs surveyors’ fees and bailiffs’ costs and commission incurred by the Landlord in connection with or incidental to any breach non-performance or non-observance of any of the covenants or conditions on the part of the Tenant contained in this Lease or in contemplation of the enforcement thereof including the service of all notices relating to and schedules of dilapidations and wants of repair or decoration to the Demised Premises and any negotiations in respect thereof and whether served during the Term or after the Termination of the Term (but relating in all cases to such wants of repair or decoration that accrued not later than the Termination of the Term) or the levy of distress;

27.4 all Value Added Tax incurred by the Landlord on or included in any amount reimbursable by the Tenant to the Landlord under this Lease to the extent not recoverable by the Landlord as an input.

Value Added Tax

28.1 Where any payment due under or by virtue of this Lease is a payment on which Value Added Tax is or may be chargeable (by reason of an election of the Landlord or otherwise) to pay the amount of such tax in respect of the payment at the rate applicable to that payment.

28.2 To ensure that at all times the use of the Demised Premises is for a purpose or purposes such that it will not result in any election by the Landlord to waive exemption for Value Added Tax being disapplied or restricted.

Comply with title matters

29. Not to breach any of the covenants conditions and provisions affecting the Demised Premises including insofar as the same are still subsisting and capable of being enforced those contained or referred to in the Property and Charges Register of title BK219351 and in the documents referred to in Part V of the First Schedule and to keep the Landlord fully and effectually indemnified from and against all costs claims demands and liabilities arising from any future breach non-performance or non-observance thereof.

Notify matters affecting Guarantor’s covenants

30. To give to the Landlord such advance written notice as may be reasonably practicable of any circumstances or occurrence which may tend materially to diminish the value to the Landlord of the covenants on the part of any guarantor contained in this Lease in order to enable suitable further arrangements satisfactory to the Landlord to be agreed and made for reviewing without delay or immediately restoring the status quo or its equivalent and to make or cause such arrangements including without prejudice to the generality of the foregoing the provision of further or substituted guarantors acceptable to the Landlord to be made in such manner as may reasonably be required by the Landlord.

Use of common areas

31.1 Not at any time during the Term to cause or permit any damage to or obstruction to the Estate Road or Car Parks and not to park vehicles on the Estate Road.

31.2 Not by any act or default to cause or permit the drains pipes conduits ducts cables wires and other conducting media conveying services to the Demised Premises or those within the Demised Premises to be overloaded or subjected to use in excess of that for which the same were designed or which may restrict the level of supply of water gas or electricity to other parts of the Estate.

31.3 Not except in any emergency to carry out or permit to be carried out in the Car Parks or on the Estate Roads any repairs to or replacement of parts in or overhauls to or test of any vehicle.

Refuse regulation

32. To retain all trade and other refuse upon the Demised Premises in a neat and tidy condition and in proper receptacles and to make adequate arrangements for the frequent removal of such refuse from the Demised Premises.

Regulations

33. To observe and conform to the Regulations and use all reasonable endeavours to procure that all persons resorting to the Demised Premises observe and conform to the same.

THE FOURTH SCHEDULE

Landlord’s Covenants

Quiet enjoyment

1.1 The Tenant paying the Basic Rent and other rents and charges payable under this Lease and performing and observing the several covenants and stipulations on the part of the Tenant contained in this Lease may peaceably and quietly hold and enjoy the Demised Premises during the Term without any lawful interruption or disturbance from or by the Landlord or any person rightfully claiming under or in trust for it.

Insurance

2.1 At all times during the Term to insure (unless such insurance shall be prevented or vitiated by the act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors):

(a) the Demised Premises other than plate and other fixed glass for such amount as the Landlord shall from time to time be advised by the Landlord’s Surveyor as being equal to the full cost of reinstatement thereof (or such greater amount as the Tenant may reasonably request in writing from time to time) together with architects’ and other professional fees costs of demolition and site clearance (due allowance being made for possible increases in building costs) and any work which may be required by virtue of any Act of Parliament against loss or damage by the Insured Risks appropriate thereto; and

loss of Basic Rent for five years or such longer period as the Landlord shall reasonably determine at the yearly rate payable under this Lease and for such additional amounts in respect of rent prospectively payable on review as the Landlord shall reasonably require;

[Illegible] insurance office or underwriters of repute upon the usual terms and conditions [illegible] by them for such insurance and through such agency as the Landlord shall [illegible] Provided Always that the Landlord shall not be under any obligation to insure fixtures or fittings installed by the Tenant which have become part of the Demised Premises or any alterations to the Demised Premises unless the Tenant shall have [illegible] to the Landlord written notice of the same and of the full cost of reinstatement thereof and the Landlord has agreed with the Tenant to effect the insurance thereof.

In case of damage to or destruction of the Demised Premises by any of the [illegible] Risks and save to the extent that the policy of insurance shall have been [illegible] or payment of the policy moneys refused as a consequence of any act or fault of the Tenant or of any undertenant or their respective servants agents licensees or visitors and subject to receipt of all insurance moneys to make application [illegible] necessary consents and approvals and forthwith to expend all moneys received [illegible] of such insurance (other than in respect of loss of any rent reserved by this [illegible]) in rebuilding reinstating and making good (as the case may be) the Demised Premises with all reasonable speed when it is lawful so to do (except fixtures and [illegible] therein in respect of which the Tenant has not given written notice of the installation thereof as herein provided or which the Landlord has not agreed to insure) [illegible] up any deficiency from the Landlord’s own funds and in case of rebuilding or substantial reinstatement this covenant by the Landlord shall be satisfied if the Landlord provides in the premises so rebuilt or reinstated accommodation as convenient and commodious as is reasonably practicable but not necessarily identical to the Demised Premises as the same existed prior to such damage or destruction.

Repair of Services

Subject to compliance by the Tenant with paragraph 2.4 of the Third Schedule to repair replace renew and clean in a good and workmanlike manner the Conducting [illegible] in and under the Estate until they are taken over by the Local Authority or appropriate statutory undertaking.

Repair of Estate Road

Subject to the payment by the Tenant of the Road Rent to keep repaired maintained cleansed and when necessary resurfaced rebuilt and renewed the Estate Road.

Repair of Landscaped Areas and Car Parks

Subject to the payment by the Tenant of the Landscaped Areas and Car Parks Tenant to keep the Landscaped Areas and the Car Parks well cultivated and tended (as appropriate) and clean and tidy and as and when necessary to repair maintain resurface [illegible] out replant rebuild renew and repair the same.

THE FIFTH SCHEDULE

Provisos Agreements and Declarations

Forfeiture

1. This Lease is made on the express condition that if and whenever:

(a) the Basic Rent or any other rents and charges reserved or made payable under this Lease or any part thereof respectively shall be unpaid for twenty-one days after becoming due (whether formally or legally demanded or not);

(b) there shall be a breach or non-performance or non-observance of any of the covenants or agreements on the part of the Tenant or stipulations or conditions contained in this Lease imposed on the Tenant;

(c) the Tenant or any person who shall from time to time have guaranteed to the Landlord the performance of the covenants on the part of the Tenant and conditions imposed on it under this Lease being a company shall go into liquidation (other than a voluntary liquidation of a solvent company for the purpose of amalgamation or reconstruction) or have a winding-up petition or petition for an administration order made against it or have a winding-up or administration order made against it or be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or shall enter into a composition with its creditors or a scheme of arrangement of its affairs or have an administrator or an administrative receiver or a receiver or manager appointed over all or any part of its undertaking or assets or being an individual shall have a bankruptcy order or an interim order made against him or enter into a composition with his creditors or scheme of arrangement of his affairs or have an interim receiver appointed in respect of his property;

(d) the Tenant in any case shall suffer any distress or execution to be levied on the Demised Premises or their contents;

(e) any proceedings or events are instituted or occur outside the jurisdiction of the courts of England which have an analogous effect to any referred to in this paragraph;

then and in any such case the Landlord or its agents may at any time thereafter and notwithstanding the waiver or implied waiver of any previous right of re-entry arising under this Lease re-enter upon the Demised Premises or any part of them in the name of the whole whereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord in respect of arrears of rent or other breach or non-performance or non-observance of any condition covenant or agreement on the part of the Tenant contained in this Lease or otherwise.

Notices

2.1 All notices (other than any notice to be served pursuant to sections 8 10 or 17 of the Landlord and Tenant (Covenants) Act 1995) to be given under this Lease shall be in writing and section 196 of the Law of Properly Act 1925 as amended by the Recorded Delivery Service Act 1962 shall apply to the service of all such notices and in case of any notice to be served on the Tenant such notice shall also be duly served if left at the Demised Premises or sent to the last known address of the Tenant.

2.2 Notices in connection with this Lease to be served pursuant to sections 8 10 or 17 of the Landlord and Tenant (Covenants) Act 1995 shall be served in accordance with that Act and consequently section 23 of the Landlord and Tenant Act 1927 shall apply to such notices.

Suspension of rent

3.1 If during the Term the Demised Premises shall be destroyed or so damaged by any of the Insured Risks as to be unfit for occupation and use then (provided the Tenant shall have duly carried out its obligations under clause 2.2 of this Lease and the insurance of the Demised Premises or for loss of any rent reserved by this Lease shall not have been vitiated or payment of the policy moneys refused in whole or in part as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors and subject to the payment by the Tenant to the Landlord of an amount equal to any applicable excess under the relevant policy of insurance) the Basic Rent or a fair and just proportion thereof according to the nature and extent of the damage shall be suspended as from the date of such destruction or damage until the period for which the Landlord has insured loss of Basic Rent for the Demised Premises has expired or until the Demised Premises have been rebuilt or reinstated (whichever is the shorter period) and any dispute as to the extent proportion or period of such suspension shall be determined by a single arbitrator to be appointed by the Landlord and the Tenant or (if they cannot agree on such appointment) by the President or other the acting chief officer for the time being of the Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996.

3.2 The Landlord shall have the right at any time within the three months following the destruction of the Demised Premises (or such longer period as shall be agreed in writing between the Landlord and Tenant before the expiry of such period) and suspension of rent or a proportion thereof determined under the above provision by notice in writing served on the Tenant to determine the Term and upon service of such notice this Lease shall absolutely determine but such determination will take place without prejudice to any rights then subsisting under this Lease between the parties which shall include but without prejudice to the generality of the foregoing any rights of the Landlord to unpaid rent or under the covenant to pay to the Landlord as required by paragraph 6 of this Schedule the proceeds of any insurance effected by the Tenant or the other covenants by the Tenant and the conditions herein contained and any rights of the Tenant to the return of a proportionate part of the rental payment outstanding at the time of the suspension of rent as above.

Determination on destruction

4. If at the expiration of three years calculated from the date upon which the Demised Premises shall have been destroyed or so damaged by any of the Insured Risks as to render them unfit for occupation and use (or such longer period as shall be agreed in writing between the Landlord and the Tenant before the expiry of such period) the Landlord shall have been unable to obtain all necessary consents and approvals for the rebuilding replacement and/or reinstatement of the Demised Premises then (unless otherwise agreed in writing between the Landlord and the Tenant prior to the expiration of such period) this Lease shall determine on written notice by either party to the other except (in the case of determination by the Tenant) if the insurance of the Demised Premises has been vitiated or prejudiced by or payment of the policy moneys refused in whole or in part as a consequence of any act or default of the Tenant or any undertenant or their respective servants agents licensees or visitors Provided always that such determination will take place without prejudice to any and all rights then subsisting between the parties to this Lease.

Landlord to have insurance moneys on frustration

5. If this Lease shall determine under the provisions of paragraph 3.2 or 4 of this Schedule or the Landlord shall not have completed the rebuilding replacement or reinstatement of the Demised Premises following destruction or damage by any of the Insured Risks at the Termination of the Term then and in either such case all moneys payable or to become payable under any insurance effected pursuant to the Landlord’s covenant in this Lease in that respect shall be paid to the Landlord for its own use and benefit.

Double insurances

6. If at any time the Tenant is entitled to the benefit of any insurance of the Demised Premises which shall cause the Landlord’s insurers to refuse to make payment in full then the Tenant shall pay or procure that there be paid to the Landlord for its own use and benefit all moneys received or to be received by virtue of such insurance.

Interest on unpaid rents and other moneys

7. If the Basic Rent and any Value Added Tax payable thereon shall not be paid to the Landlord within seven days of the Relevant Rent Day (whether or not demanded) or any other rents or amounts payable by the Tenant to the Landlord under this Lease shall not be paid within seven days of the date of demand or other due date the Tenant shall pay to the Landlord with any such sums (but without prejudice to any other rights or remedies of the Landlord) interest thereon at the Prescribed Rate calculated on a day-to-day basis from the date on which the same became due and payable down to the date of payment by the Tenant.

Non-acquisition of easements

8. The Tenant shall not by implication of law or otherwise be entitled to any estate or any right privilege or easement (except as expressly granted by this Lease) nor shall the Tenant by virtue or in respect of the Demised Premises or this Lease be deemed to have acquired or to be entitled nor shall it during the Term acquire or become entitled by length of enjoyment prescription or any other means to any such estate right privilege or easement.

Refusal of rent when breach exists

9. If the Landlord shall refuse to accept the Basic Rent or any other rents or amounts payable by the Tenant to the Landlord under this Lease in order to avoid a waiver of any right which the Landlord may have to forfeit this Lease or re-enter the Demised Premises by reason of any breach of covenant by the Tenant or otherwise then notwithstanding any tender of the same by the Tenant such sums shall bear interest to be paid by the Tenant at the Prescribed Rate calculated on a day-to-day basis from the date on which the same became due and payable down to the date upon which payment shall be accepted by the Landlord or earlier forfeiture or re-entry.

Tenant’s covenants fully enforceable

10. Each of the Tenant’s covenants contained in this Lease shall remain in full force both at law and in equity notwithstanding that the Landlord may have waived or released temporarily or permanently revocably or irrevocably or otherwise any similar covenant affecting other premises adjoining or near to the Demised Premises or have waived any prior breach of any covenant on the part of the Tenant.

Warranty disclaimer

11. The Tenant acknowledges that no representation or warranty has been given prior to the date hereof or is given or implied by this Lease that the use now or hereafter proposed by the Tenant for the Demised Premises is or will be or will remain a use which does not constitute a breach of the Planning Acts or will not require planning permission and that no consent which the Landlord may give to any change of use shall be taken as including any such representation or warranty and the Term and the Basic Rent and other rents or amounts payable to the Landlord under this Lease shall not (save to the extent provided in paragraph 3 of this Schedule) determine by reason of any changes modifications or restrictions of the use of or access to the Demised Premises or by the same being or becoming impracticable or prohibited for any reason.

Exclusion of liability

12. Save to the extent to which the Landlord shall be covered by insurance the Landlord shall not be liable to the Tenant (except as expressly provided in this Lease) or any other person in respect of:

(a) any damage suffered by the Tenant or any undertenant or occupier or their respective servants agents or visitors by reason of any defect in the Demised Premises;

(b) any injury death damage destruction whether to person property or goods or financial or consequential loss due directly or indirectly to or caused by any act neglect omission or default of any other occupier for the time being of the Demised Premises (or their respective; servants agents or visitors) or any person authorised by the Landlord to enter the Demised Premises;

(c) any loss damage nuisance interference or annoyance suffered during the carrying out of inspections repairs decorations additions alterations or other works whether structural or otherwise which may appear to the Landlord to be necessary or desirable to the Demised Premises.

Enforcement of Landlord’s covenants

13. The covenants on the part of the Landlord contained in or obligations on its part implied by this Lease shall be binding in full on the owner of the reversion expectant on the Termination of the Term but shall not be enforceable against any person who has owned such reversion after he shall have parted with all interest therein.

Compensation exclusion

14. Subject to section 38(2) of the Landlord and Tenant Act 1954 neither the Tenant nor any assignee or underlessee (whether immediate or derivative) of the Term or of the Demised Premises shall be entitled on quitting the Demised Premises to any compensation under section 37 of such Act.

Common areas

15. Notwithstanding anything contained in these Presents the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of any temporary disruption to the Estate Road Landscaped Areas or Car Parks by reason of necessary repair or maintenance or by reason of damage thereto or destruction thereof by fire water Act of God or other cause beyond the Landlord’s control or by reason of the exercise of rights granted by a Deed dated 13th June 1986 and made between the Landlord (1) Wyndham Investments Limited (2) Bracknell Wine Company Limited (3) Gordon Lester Bollingbroke Foulger and Peter Foulger (4) and Waterside Park Limited (5) PROVIDED ALWAYS that the Landlord shall use its best endeavours to keep such disruption to a minimum and to ensure that reasonable access to the Demised Premises is available at all times.

Modification of Regulations

16. The Landlord shall be at liberty to facilitate the better regulation management care and security of the Estate and the buildings thereon and the comfort safety and convenience of the occupants thereof and all other persons resorting thereto to alter and modify the Regulations from time to time at its discretion and by notice in writing to the Tenant but shall not be under any obligation to institute proceedings to enforce compliance therewith unless it thinks fit so to do.

Disputes with Adjoining Owners

17. Any dispute arising between the Tenant and tenants or occupiers of adjoining or neighbouring premises belonging to the Landlord about any easement right or privilege in favour of or affecting the Demised Premises or the premises adjoining or near the Demised Premises shall be decided by the Landlord’s Surveyor (whose decision including as to costs shall be binding upon the Tenant who shall submit to and abide by such decision).

Requirement for Notice of Want of Repair

18. Notwithstanding anything contained or implied in this Lease the Landlord shall not be under any liability in respect of any want of maintenance or repair unless the Landlord shall have received actual notice of the want of maintenance or repair and shall thereafter have failed to remedy the same as soon as reasonably practicable.

Severability

19. If any provision of this Lease is held to be invalid or unenforceable then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Lease but without invalidating any of the remaining provisions of this Lease.

Governing Law and Jurisdiction

20.1 This Lease shall be governed by and interpreted in accordance with English law.

20.2 The parties give the courts of England exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the validity effect interpretation or performance of or the legal relationships established by this Lease or otherwise arising in connection with this Lease.

20.3 The agreement contained in paragraph 20.2 of this Schedule is included for the benefit of the Landlord and accordingly notwithstanding the exclusive agreement in paragraph 16.2 the Landlord shall retain the right to bring proceedings in any other court which has jurisdiction by virtue of the Convention on Jurisdiction and the Enforcement of Judgments signed on 27 September 1968 (as from time to time amended and extended).

Contracts (Rights of Third Parties) Act 1999

21. A person who is not a party to this Lease shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

THE SIXTH SCHEDULE

Regulations

1. Once monthly to wipe down and clean all external signs including directional and light fittings.

2. Every six months to clean out any petrol interceptors traps and gullies exclusively serving the Demised Premises and annually rod through and clean all drains exclusively serving the Demised Premises.

3. To wash down and disinfect all external rubbish areas once a month.

4. Not to park vehicles on the Estate Road.

(EXECUTED as a DEED under (THE COMMON SEAL of THE (SCOTTISH PROVIDENT (INSTITUTION attested by:

[Illegible]
Authorised Signatory

[Illegible]
Authorised Signatory

MEMORANDUM

Subject to the provisions of the Second Schedule to the within written Lease it has [illegible] between the Landlord and the Tenant that the Basic Rent of £332,500 (three hundred and thirty two pounds and five hundred pounds) per annum first [illegible] by clause 2 of the within written Lease shall be increased to £             (                     pounds) per annum as from the      day of              Two Hundred and                                         .

[            ] by                                                                                  )

[            ] behalf of the                                                                  )

Landlord/Tenant                                                                          )

MEMORANDUM

Subject to the provisions of the Second Schedule to the within written Lease it has [illegible] agreed between the Landlord and the Tenant that the Basic Rent of              (                     pounds) per annum first reserved by [illegible] of the within written Lease shall be increased to £             (                     pounds) per annum as from the      day of              Two Hundred and                                         .

[Illegible] by                                                                              )

[Illegible] behalf of the                                                              )

Landlord/Tenant                                                                        )